                                                                     EXHIBIT 2.1




================================================================================


                            REORGANIZATION AGREEMENT

                                  by and among

                          CLARK/BARDES HOLDINGS, INC.,
                         a Delaware corporation ("CBH"),

                               CLARK/BARDES, INC.,
                    a Delaware corporation ("Clark/Bardes"),

                               CLARK/BARDES, INC.,
                   a Texas corporation ("Predecessor Company")

                                       and

                              C/B MERGER CO., INC.,
                        a Texas corporation ("Mergerco")


                            DATED AS OF JULY 30, 1998



================================================================================

                            REORGANIZATION AGREEMENT

         THIS REORGANIZATION AGREEMENT (this "AGREEMENT"), dated as of July 30, 1998, is made and entered into by and among Clark/Bardes Holdings, Inc., a Delaware corporation ("CBH"), Clark/Bardes, Inc., a Delaware corporation and wholly owned subsidiary of CBH ("CLARK/BARDES," and together with CBH, the "C/B COMPANIES"), Clark/Bardes, Inc., a Texas corporation ("PREDECESSOR COMPANY"), and C/B Merger Co., Inc., a Texas corporation ("MERGERCO"). CBH, Clark/Bardes, Predecessor Company and Mergerco are sometimes individually referred to as a "PARTY" and collectively referred to as the "PARTIES."

                              PRELIMINARY STATEMENT

         The Parties desire to effect a series of transactions which would, among other things, reorganize Predecessor Company by (i) merging Mergerco with and into Predecessor Company, with each stockholder of Predecessor Company (individually, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS") receiving one-half of one share of CBH's common stock, par value $0.01 per share ("CBH COMMON STOCK"), for each share of Predecessor Company's common stock, no par value per share ("PREDECESSOR COMPANY COMMON STOCK"), held by such Stockholder,
(ii) merging Predecessor Company with and into Clark/Bardes, thereby resulting in Clark/Bardes being the wholly owned operating subsidiary of CBH, (iii) restructuring Predecessor Company's 10.5% Senior Secured Notes due August 2002 and 11.0% Second Priority Senior Secured Notes due August 2004 (such notes are collectively referred to as the "RESTRUCTURED NOTES"), (iv) providing notice of prepayment of Predecessor Company's 8.5% Convertible Subordinated Note due September 2007 (the "CONVERTIBLE NOTE"), and the subsequent conversion of the Convertible Note into 1,627,118 shares of Predecessor Company Common Stock, (v) extinguishing warrants (collectively, the "EXTINGUISHED WARRANTS") representing the right to purchase 1,525,424 shares of Predecessor Company Common Stock, (vi) restructuring the grant of Predecessor Company's Common Stock to Melvin Todd,
(vii) purchasing renewal revenue due to Mr. Wamberg and The Wamberg Organization, Inc., (viii) incorporating a Texas entity for the purpose of marketing certain insurance products within the State of Texas, and (ix) terminating certain agreements (the foregoing transactions and all other transactions specified in this Agreement are collectively referred to as the "REORGANIZATION").

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.
                            THE RESTRUCTURING MERGER

         Section 1.1 The Restructuring Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Texas Business Corporation Law (the "TBCL"), at the Restructuring Effective Time (as herein defined) Mergerco shall be merged with and into

Predecessor Company, with Predecessor Company being the surviving corporation (the "RESTRUCTURING SURVIVING CORPORATION"), and the separate corporate existence of Mergerco shall cease (such transaction, the "RESTRUCTURING MERGER").

         Section 1.2 Restructuring Effective Time. The Restructuring Merger shall be consummated (the "RESTRUCTURING EFFECTIVE TIME") upon the Texas Secretary of State issuing a certificate of merger (the "RESTRUCTURING CERTIFICATE OF MERGER").

         Section 1.3       Effects of the Restructuring Merger.

                  (a) Generally; Restructuring Surviving Corporation. The Restructuring Merger shall have the effects set forth in Article 5.06 of the TBCL. Predecessor Company shall survive and continue as the surviving corporation and the separate existence of Mergerco shall cease. The Restructuring Surviving Corporation may, at any time after the Restructuring Effective Time, take any action (including executing and delivering any document) in the name and on behalf of Predecessor Company or Mergerco in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Predecessor Company, both as in effect at the Restructuring Effective Time, shall be the Articles of Incorporation and Bylaws of the Restructuring Surviving Corporation after the Restructuring Effective Time.

                  (c) Officers and Directors. The officers and members of the board of directors of Predecessor Company immediately prior to the Restructuring Effective Time shall continue to serve in such capacities for the Restructuring Surviving Corporation after the Restructuring Effective Time until the earlier of any such person's resignation, removal or death or until a successor is duly elected and qualified, as the case may be.

                  (d) Post-Restructuring Effective Time Status. From and after the Restructuring Effective Time, no shares of Mergerco's common stock shall be deemed to be outstanding or have any rights other than those rights set forth in this Agreement.

                  (e) Assumption of Notes. As of the Restructuring Effective Time, CBH shall assume all liabilities under, and all obligations and duties arising pursuant to, Predecessor Company's 8.5% Convertible Subordinated Notes due September 2007 (the "CONVERTIBLE NOTES").

         Section 1.4 Effect on Capital Stock. As of the Restructuring Effective Time, by virtue of the Restructuring Merger and without any action on the part of any Party or the holders of the capital stock of any Party:

                  (a) Cancellation of Predecessor Company Treasury Stock. Each share of Predecessor Company Common Stock held in treasury by Predecessor Company shall be cancelled (collectively, the "CANCELLED TREASURY SHARES").

                  (b) Conversion of Predecessor Company Common Stock. Subject to
Section 1.7, each issued and outstanding share of Predecessor Company Common Stock (other than the Cancelled Treasury Shares) shall be converted solely into the right to receive, upon surrender of the certificate formerly evidencing such share of Predecessor Company Common Stock (a "PREDECESSOR COMPANY STOCK CERTIFICATE") in accordance with Section 1.5(b), one-half of one share of newly-issued, fully-paid and non-assessable CBH Common Stock.

                  (c) Conversion of Predecessor Company Stock Options and Convertible Notes. Subject to Section 1.7, each outstanding option to purchase Predecessor Company Common Stock (a "PREDECESSOR COMPANY STOCK OPTION") and each right to convert into Predecessor Company Common Stock pursuant to the Convertible Notes shall be converted solely into, respectively, an option to purchase and a right to convert into, one-half of one share of newly-issued, fully-paid and non-assessable CBH Common Stock (a "CBH STOCK OPTION").

                  (d) Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Predecessor Company Common Stock held by a person who objects to the Restructuring Merger (a "DISSENTING STOCKHOLDER") and complies with all the provisions of Article 5.12 of the TBCL (such shares, the "DISSENTING SHARES") shall not be converted as described in Sections 1.4(b), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Article 5.12 of the TBCL. If, after the Restructuring Effective Time, such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right to appraisal, in any case pursuant to the TBCL, the Dissenting Shares shall be deemed to be converted as of the Restructuring Effective Time into the right to receive the number of shares of CBH Common Stock as determined pursuant to Section 1.4(b). Predecessor Company shall give CBH (i) prompt notice of any demands for appraisal received by Predecessor Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Predecessor Company shall not, without the prior written consent of CBH, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  (e) Conversion of Mergerco Common Stock. Each issued and outstanding share of Mergerco common stock shall be converted solely into the right to receive, upon surrender of the certificate formerly evidencing such share of common stock, one share of newly-issued, fully-paid and non-assessable Predecessor Company Common Stock.

                  (f) Redemption of CBH Common Stock. All shares of CBH Common Stock issued and outstanding immediately prior to the Restructuring Effective Time shall be redeemed by CBH for an aggregate amount equal to $1,000.

         Section 1.5 Exchange of Certificates and Options; Responsibility for Payments.

                  (a) Exchange Agent. Prior to the Restructuring Effective Time, CBH shall authorize The Bank of New York or any other nationally-recognized bank or trust company to act as the exchange agent hereunder (the "EXCHANGE AGENT"). CBH shall pay all charges and expenses of the Exchange Agent.

                  (b) Exchange of Predecessor Company Stock Certificates. As soon as practicable after the Restructuring Effective Time, the Exchange Agent shall mail and make available to each record holder of a Predecessor Company Stock Certificate a notice and letter of transmittal in customary form advising such holder of the effectiveness of the Restructuring Merger and the procedure for surrendering to the Exchange Agent such Predecessor Company Stock Certificate for exchange pursuant to this Agreement. Upon the surrender to the Exchange Agent of such Predecessor Company Stock Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the Exchange Agent shall promptly cause to be delivered to such holder, and each such holder of a Predecessor Company Stock Certificate will be entitled to receive, (i) a certificate or certificates evidencing the number of shares (rounded down to the nearest whole number) of CBH Common Stock into which the shares of Predecessor Company Common Stock evidenced by such Predecessor Company Stock Certificate were converted in the Restructuring Merger and (ii) a check payable to such holder representing the payment of cash-in-lieu of fractional shares of CBH Common Stock and any amount determined in accordance with Section 1.6 to which such holder is entitled. The Predecessor Company Stock Certificates so surrendered shall forthwith be cancelled. The shares of CBH Common Stock into which the shares of Predecessor Company Common Stock shall be converted in the Restructuring Merger shall be deemed to have been issued at the Restructuring Effective Time.

                  (c) Exchange of Predecessor Company Stock Options. As soon as practicable after the Restructuring Effective Time, CBH shall mail and make available to each record holder of a Predecessor Company Stock Option a notice in customary form advising such holder of the effectiveness of the Restructuring Merger and the procedure for surrendering to CBH the instrument evidencing the grant of such Predecessor Company Stock Option ("PREDECESSOR COMPANY STOCK OPTION GRANT") for exchange pursuant to this Agreement. Upon the surrender to CBH of such Predecessor Company Stock Option Grant, CBH shall promptly cause to be delivered to such holder, and each such holder of a Predecessor Company Stock Option Grant will be entitled to receive, (i) an instrument evidencing the grant of a CBH Stock Option for the number of shares (rounded down to the nearest whole number) into which the Predecessor Company Stock Option was converted in the Restructuring Merger and (ii) a check payable to such holder representing the payment of cash-in-lieu of fractional shares of CBH Common Stock. The Predecessor Company Stock Option Grant so surrendered shall forthwith be cancelled.

                  (d) Lost, Stolen or Destroyed Certificates. In the event any Predecessor Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay to the registered holder of such certificate the shares and amounts required pursuant to Section 1.5(b), upon the making of an affidavit of that fact by such holder thereof with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the payment of CBH Common Stock, may reasonably require of the holder of such lost, stolen or destroyed Predecessor Company Stock Certificates.

                  (e) Unclaimed Stock. At any time following six months after the Restructuring Effective Time, CBH shall be entitled to require the Exchange Agent to deliver to it any certificates of CBH Common Stock which had been made available to the Exchange Agent and which have not been issued, and thereafter the holders of Predecessor Company Common Stock shall be entitled to look to CBH (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to CBH Common Stock issuable upon due surrender of their Predecessor Company Stock Certificates. Notwithstanding the foregoing, none of the C/B Companies, Predecessor Company or the Exchange Agent shall be liable to any person in respect of any shares of CBH Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Predecessor Company Stock Certificates shall not have been surrendered immediately prior to the date on which any payment pursuant to this Article would otherwise escheat to or become the property of any governmental authority, the CBH Common Stock in respect of such Predecessor Company Stock Certificates shall, to the extent permitted by applicable law, become the property of CBH, free and clear of all claims or interests of any person previously entitled thereto.

         Section 1.6 Dividends; Transfer Taxes. No dividends or distributions that are declared or made on shares of CBH Common Stock after the Restructuring Effective Time or with a record date after the Restructuring Effective Time shall be paid to any person entitled to receive certificates evidencing shares of CBH Common Stock pursuant to this Agreement unless and until such person surrenders the Predecessor Company Stock Certificate. Upon such surrender, there shall be paid to the person in whose name the certificates evidencing such shares of CBH Common Stock shall be issued, any dividends or distributions which became payable with respect to such shares of CBH Common Stock between the Restructuring Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive any interest thereon. In the event that any certificates evidencing shares of CBH Common Stock are to be issued in a name other than that in which the Predecessor Company Stock Certificate surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates evidencing such shares of CBH Common Stock in a name other than that of the registered holder of the Predecessor Company Stock Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         Section 1.7 No Fractional Shares. No certificate or scrip evidencing a fractional share of CBH Common Stock shall be issued upon the surrender for exchange of Predecessor Company Stock Certificates pursuant to this Article, and no dividend, distribution, stock split or other change in the capital structure of CBH shall relate to any fractional security, and such fractional interest shall not entitle the owner thereof to vote or to any rights of a security holder of CBH. In lieu of any such fractional shares, each holder of Predecessor Company Common Stock who would otherwise have been entitled to a fraction of a share of CBH Common Stock upon surrender of Predecessor Company Stock Certificates for exchange pursuant to this Article shall be paid by CBH an amount in cash (without interest) upon such surrender equal to such fraction multiplied by the initial public offering price per share of the CBH Common Stock.

         Section 1.8 Closing of Transfer Books. Upon the date of the Restructuring Effective Time, the stock transfer books of Predecessor Company shall be closed and no transfer of Predecessor Company Common Stock shall be made thereafter. If, after the Restructuring Effective Time, Predecessor Company Stock Certificates are presented to the Restructuring

Surviving Corporation, such certificates shall be cancelled and exchanged for certificates evidencing shares of CBH Common Stock and cash as provided in this Article.

                                   ARTICLE 2.
                              THE REDOMICILE MERGER

         Section 2.1 The Redomicile Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Redomicile Effective Time (as herein defined) Predecessor Company shall be merged with and into Clark/Bardes, with Clark/Bardes being the surviving corporation in the Redomicile Merger (the "REDOMICILE SURVIVING CORPORATION"), and the separate corporate existence of Predecessor Company shall cease (such transaction, the "REDOMICILE MERGER").

         Section 2.2 Redomicile Effective Time. The Redomicile Merger shall be consummated upon the later to occur of (a) the Delaware Secretary of State accepting for filing a certificate of merger (the "REDOMICILE CERTIFICATE OF MERGER") executed by the Parties in accordance with the DGCL or (b) five minutes after the Restructuring Effective Time (the time at which the Redomicile Merger is consummated is referred to herein as the "REDOMICILE EFFECTIVE TIME").

         Section 2.3       Effects of the Redomicile Merger.

                  (a) Generally; Redomicile Surviving Corporation. The Redomicile Merger shall have the effects set forth in Section 259 of the DGCL. Clark/Bardes shall survive and continue as the surviving corporation and the separate existence of Predecessor Company shall cease. The Redomicile Surviving Corporation may, at any time after the Redomicile Effective Time, take any action (including executing and delivering any document) in the name and on behalf of Clark/Bardes or Predecessor Company in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Clark/Bardes, both as in effect at the Redomicile Effective Time, shall be the Certificate of Incorporation and Bylaws of the Redomicile Surviving Corporation after the Redomicile Effective Time.

                  (c) Officers and Directors. The officers and members of the board of directors of Clark/Bardes immediately prior to the Redomicile Effective Time shall continue to serve in such capacities for the Redomicile Surviving Corporation after the Redomicile Effective Time until the earlier of any such person's resignation, removal or death or until a successor is duly elected and qualified, as the case may be.

                  (d) Post-Redomicile Effective Time Status. From and after the Redomicile Effective Time, no shares of Predecessor Company Common Stock shall be deemed to be outstanding or have any rights other than those rights set forth in this Agreement.

         Section 2.4 Effect on Capital Stock. As of the Redomicile Effective Time, by virtue of the Redomicile Merger and without any action on the part of any Party or the holders of the capital stock of any Party, each outstanding share of Predecessor Company Common Stock (all of which are held by CBH by virtue of the Restructuring Merger) shall be cancelled.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         Each Party represents and warrants that the statements contained in this Article are correct and complete.

         Section 3.1 Corporate Status; Qualification. Each of CBH and Clark/Bardes is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Predecessor Company and Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the Parties. Each Party is duly qualified and in good standing as a foreign entity under the laws of each jurisdiction where qualification is required, except where the lack of such qualification would not have a material adverse effect.

         Section 3.2 Corporate Power and Authority. Each Party has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Party has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         Section 3.3 Enforceability. This Agreement has been duly executed and delivered by each Party and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with this Agreements terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         Section 3.4 CBH Common Stock. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing CBH Common Stock to the Stockholders, the shares of CBH Common Stock will be duly authorized, validly issued, fully paid, non-assessable shares. The shares of CBH Common Stock issuable upon exercise of CBH Stock Options have been duly authorized and reserved for issuance upon such exercise, and when issued upon exercise in accordance with the terms of CBH Stock Options, such shares of CBH Common Stock will be duly and validly issued, fully paid and nonassessable.

         Section 3.5 No Violation. The execution and delivery of this Agreement by each Party, the performance by each Party of its obligations hereunder and the consummation by each Party of the transactions contemplated by this Agreement will not (a) contravene any provision of any Party's Certificate or Articles of Incorporation, as the case may be, or Bylaws, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any governmental authority or of any arbitration award which is either applicable to, binding upon, or enforceable against any Party, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract which is applicable to, binding upon or enforceable against any Party, (d) result in or require the creation or imposition of any lien upon or with respect to any of the property or assets of any Party, (e) give to any individual or entity a right or claim against any Party, which would have a material adverse effect on such Party, or
(f) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person, except any governmental permits or licenses required to operate the business of Redomicile Surviving Corporation.

                                   ARTICLE 4.
                              ADDITIONAL AGREEMENTS

         Section 4.1 Further Transactions. In addition to the Restructuring Merger and the Redomicile Merger, the Parties desire to provide for the following transactions, none of which shall be construed as a condition to the consummation of either of the foregoing mergers:

                  (a) Debt Restructuring. Clark/Bardes will enter into such documents as are necessary to restructure the Restructured Notes;

                  (b) Conversion of Note. The Redomicile Surviving Corporation will provide notice of prepayment of the Convertible Note, and the subsequent conversion of the Convertible Note into 813,559 shares of CBH Common Stock;

                  (c) Extinguish Warrant. The Redomicile Surviving Corporation will extinguish the Extinguished Warrants representing the right to purchase 762,712 shares of CBH Common Stock;

                  (d) Restructure of Grant. The Predecessor Company will restructure the grant of Predecessor Company Common Stock to Melvin Todd;

                  (e) Purchase of Renewals. Clark/Bardes will purchase renewal revenue due to Mr. Wamberg and The Wamberg Organization, Inc.;

                  (f) Incorporate a Texas Entity. The Predecessor Company will incorporate a Texas entity for the purpose of marketing certain insurance products within the State of Texas; and

                  (g) Dividend Distribution. The Predecessor Company will declare a dividend payable to the Stockholders.

         Section 4.2 Further Assurances. Each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

                                   ARTICLE 5.
                              CONDITIONS TO CLOSING

         The obligations of each of the Parties to effect the transactions constituting the Reorganization shall be subject to the fulfillment at or prior to the Restructuring Effective Time of the following conditions, any or all of which may be waived in writing in whole or in part by the Parties:

         Section 5.1 Representations and Warranties. The representations and warranties of each Party contained in this Agreement shall be true and correct in all material respects at and as of the Restructuring Effective Time with the same force and effect as though made at and as of that time except those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

         Section 5.2 Performance of Covenants. Each Party shall have performed or complied with, in all material respects, all of its obligations required by this Agreement to be performed or complied with at or prior to the Restructuring Effective Time.

         Section 5.3 Stockholder Approval. The Restructuring Merger shall have received the requisite approval from the stockholders of each Party.

         Section 5.4 Approvals. The Texas Secretary of State shall have accepted for record the filing of the Restructuring Certificate of Merger. The Delaware Secretary of State shall have accepted for record the filing of the Redomicile Certificate of Merger.

         Section 5.5 Reorganization Opinion. The Redomicile Surviving Corporation shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("AGSH&F") addressed to Redomicile Surviving Corporation dated as of the Closing Date (as herein defined), in form reasonably satisfactory to Redomicile Surviving Corporation, that, based upon certificates and letters acceptable to AGSH&F dated as of the Closing Date, the Redomicile Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code, with customary exceptions, assumptions and qualifications.

         Section 5.6 Deliveries. Each Party shall have delivered each of the following documents and instruments:

                  (a) Certificate of Good Standing. A Certificate of Good Standing dated within ten business days of the Closing Date issued by the appropriate Secretary of State;

                  (b) Secretary Certificate. A certificate of the Secretary or Assistant Secretary of each Party dated the Closing Date certifying (i) such Party's Articles or Certificate of Incorporation, as the case may be, Bylaws and good standing, (ii) the adoption and continued effect of the resolutions of the appropriate board of directors authorizing this Agreement, the applicable merger and the Reorganization, and (iii) the incumbency and signatures of the officers authorized to execute this Agreement and all other documents, instruments and agreements to be executed pursuant to this Agreement;

                  (c) Executive Officer Certificate. A certificate of an executive officer of each Party dated the Closing Date certifying the satisfaction of the conditions set forth in Sections 5.1 and 5.2;

                  (d) Other Documents. Such other documents, instruments, and certificates as may reasonably be requested for the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                                     CLOSING

         Section 6.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the mergers (the "CLOSING") shall take place concurrently with the satisfaction or waiver of the conditions set forth in
Article 5 hereof, on or before September 1, 1998, at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, in Dallas, Texas, or such other place and time as the Parties may otherwise agree. The date on which such Closing occurs is herein referred to as the "CLOSING DATE."

         Section 6.2 Procedure at the Closing. At the Closing, the Parties agree that the following shall occur:

                  (a) Satisfaction of Conditions. Each Party shall have satisfied, or have received a written waiver with respect to, each of the conditions set forth in Article 5 and shall have delivered the documents, certificates, opinions, consents, and letters required by Article 5.

                  (b) Issuance of Shares. CBH shall have issued the shares of CBH Common Stock issuable pursuant to Section 1.4, registered in the names of the Stockholders and shall deliver certificates representing such shares to the Exchange Agent.

                  (c) Grant of Options. CBH shall reissue CBH Stock Options pursuant to Section 1.4, registered in the names of the appropriate stock option holders of Predecessor Company and shall deliver such CBH Stock Options to the appropriate holders of Predecessor Company Stock Options.

                                   ARTICLE 7.
                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Restructuring Effective Time by mutual written consent of all of the Parties at any time prior to the Closing.

         Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, and the Parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any Party from liability for the willful breach of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

         Section 8.1 Amendment. No amendment of this Agreement shall be effective unless in a writing signed by the Parties.

         Section 8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which shall constitute one and the same agreement. Any Party may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine.

         Section 8.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 8.4 Governing Law. EXCEPT FOR ARTICLE 1 WHICH SHALL BE GOVERNED BY LAWS OF THE STATE OF TEXAS, THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.

         Section 8.5 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Parties. Any attempted assignment or delegation without such prior consent shall be void.

         Section 8.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other person shall have any right, interest, or claim under this Agreement.

         Section 8.7 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement shall be in writing. Such claims, consents, designations, notices, waivers, and other communications shall be considered received on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

         All Parties:     2121 San Jacinto, Suite 2200
                          Dallas, Texas  75201
                          Attn:  Melvin Todd

         Section 8.8 Representation by Legal Counsel. Each Party is a sophisticated person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 8.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision shall be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 8.10 Specific Performance. Each Party acknowledges that the benefits derived from the transactions contemplated by this Agreement are unique and irreplaceable. Accordingly, if any Party improperly abandons or terminates this Agreement, the non-breaching Parties would not have an adequate remedy at law. Each Party therefore shall be entitled to a court order requiring such breaching Party to perform this Agreement.

         Section 8.11 Successors. This Agreement shall be binding upon and shall inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section shall not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 8.12 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 8.13 Waiver. No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement shall not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by a duly authorized officer as of the Signing Date.

CBH:                          CLARK/BARDES HOLDINGS, INC., a Delaware
                              corporation


                              By:
                                  ---------------------------------------------
                                   Melvin G. Todd, Chief Executive Officer



CLARK/BARDES:                 CLARK/BARDES, INC., a Delaware corporation


                              By:
                                  ---------------------------------------------
                                   Melvin G. Todd, Chief Executive Officer



PREDECESSOR COMPANY:          CLARK/BARDES, INC., a Texas corporation


                              By:
                                  ---------------------------------------------
                              Melvin G. Todd, Chief Executive Officer



MERGERCO:                     C/B MERGER CO., INC., a Texas corporation


                              By:
                                  ---------------------------------------------
                                   Melvin G. Todd, Chief Executive Officer